RESIGNATION AGREEMENT AND RELEASE

This Resignation Agreement and Release ("Agreement") is entered into as of November 18, 2005 between Radiologix, Inc., a Delaware corporation ("Radiologix"), and Carol A. Gleber ("Gleber").

RECITALS

WHEREAS, Radiologix and Gleber entered into an Employment Agreement as of July 15, 2005 in which Gleber accepted employment as Chief Operating Officer of Radiologix; and

WHEREAS, the parties have agreed that Gleber will resign her position from Radiologix as Chief Operating Officer;

NOW THEREFORE, Gleber and Radiologix have thereby agreed to the following:

    Termination of Duties. On November 18, 2005 (the "Effective Date") Gleber resigns as Chief Operating Officer of Radiologix and from all other officer positions with Radiologix and its affiliates. On the Effective Date, the obligations and responsibilities of Radiologix and Gleber are completely terminated, except as provided in this Agreement.
    Salary and Benefits. On the Effective Date, Gleber's salary and benefits from Radiologix shall cease to accrue, and she shall cease to participate in any employee benefit plans or programs. On the Effective Date, Radiologix shall pay to Gleber any salary payments due her as of the Effective Date. After the Effective Date, Gleber shall cease active participation in any retirement benefits offered by Radiologix and shall not be entitled to make or receive any further contributions with respect to such retirement benefits for any period of time after the Effective Date.

3. Return of Property. Gleber represents that she has returned all equipment and property in her possession that belong to Radiologix or that relate or refer to Radiologix or its business, including all files and programs (hard copy, electronic or otherwise), all originals and copies of documents, notes, memoranda or any other materials that relate or refer to Radiologix or its business (hard copy, electronic or otherwise), and material that constitutes trade secrets.

4. Consideration. As additional consideration for the release and covenants by Gleber set forth in this Agreement, Radiologix agrees to pay to Gleber the sum of $300,000, payable as wages, less required state and federal deductions. Gleber agrees that she is solely responsible for her tax obligations, if any, including, but not limited to, all reporting and payment obligations, that may arise as a result of such payment. Gleber hereby agrees to hold Radiologix and the Released Parties (as defined in Section 6 of this Agreement) harmless from and against, and agrees to reimburse and indemnify Radiologix and the Released Parties for, any taxes, penalties, net loss, cost, damage or expense, including, attorneys' fees, incurred by Radiologix or the Released Parties arising out of the tax treatment by Gleber on her tax return(s) of any payments made to Gleber pursuant to this Agreement.

5. Accrued Vacation. On the Effective Date, Radiologix shall pay Gleber for all her accrued, unused vacation pursuant to Radiologix's standard policy.

6. Gleber's Release. In consideration of the promises, covenants and other valuable consideration provided by Radiologix in this Agreement, and to fully compromise and settle any and all claims and causes of action of any kind whatsoever except as provided in this Agreement, Gleber hereby unconditionally releases and discharges Radiologix and its current and former employees, officers, agents, directors, shareholders and affiliates and Radiologix's contracted radiology practices and their respective current and former employees, officers, agents, directors, shareholders and affiliates (collectively referred to as "Released Parties") from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys' fees) of any nature whatsoever, known or unknown, contingent or non-contingent (collectively, "Claims"), that Gleber has as of the date of this Agreement, including, but not limited to, those arising (i) out of Gleber's hiring, employment, termination of employment with Radiologix and (ii) under federal or state law, including, but not limited to, the Age Discrimination in Employment Act of 1967, 42 U.S.C. Sections 1981-1988, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Workers Adjustment and Retraining Act, the Americans with Disabilities Act of 1990, the Texas Labor Code, the Texas Commission on Human Rights Act, the Texas Payday Act, Chapter 38 of the Texas Civil Practices and Remedies Code, and any provision of the state or federal Constitutions or Texas common law. This release includes, but is not limited to, any claims Gleber may have for salary, wages, severance pay, vacation pay, sick pay, bonuses, benefits, pension, stock options, overtime, and any other compensation or benefit of any nature. This Release also includes, but is not limited to, all common law claims such as claims for wrongful discharge, breach of express or implied contract, implied covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, conspiracy, invasion of privacy, or tortious interference with current or prospective business relationships. Furthermore, Gleber agrees and relinquishes any right to re-employment with Radiologix or the Released Parties. Moreover, Gleber relinquishes all rights to any stock options granted to her pursuant to the Stock Option Agreement between Radiologix and Gleber. Gleber also relinquishes any right to further payment or benefits under any employment agreement, benefit plan or severance arrangement maintained or previously or subsequently maintained by Radiologix or any of the Released Parties or any of its or their respective predecessors or successors, except as expressly required in this Agreement. However, Gleber does not release (x) her right to enforce the terms of this Agreement, (y) her rights under the Indemnification Agreement dated as of July 15, 2005 between Gleber and Radiologix, or (z) her rights to indemnification or advancement of expenses under Radiologix's charter or by-laws or under any applicable policy (specifically including any applicable "directors and officers" insurance policy) of or maintained by Radiologix or otherwise applicable to Radiologix's directors or officers.

7. Radiologix's Release. Radiologix hereby unconditionally releases and discharges Gleber from any and all Claims that Radiologix has as of the date of this Agreement; provided, however, that Radiologix does not release her from any Claim that arose out of an action or omission of her (i) made in bad faith, (ii) made without a reasonable belief that the action or omission was in the best interests of Radiologix, or (iii) that was unlawful or illegal. However, Radiologix does not release its right to enforce the terms of this Agreement.

8. No Claims Against Released Parties. Gleber will not bring any claim or lawsuit against Radiologix or any of the Released Parties related to any matters released by Gleber under Section 6 of this Agreement. However, Gleber may bring a claim or lawsuit to enforce the terms of this Agreement.

9. No Claims Against Gleber. Radiologix will not bring any claim or lawsuit against Gleber related to any matters released by Radiologix under Section 7 of this Agreement. However, Radiologix may bring a claim or lawsuit to enforce the terms of this Agreement.

10. Non-Disparagement. Gleber agrees that she will not criticize, defame or disparage Radiologix or the Released Parties, their plans, or their actions to any third party, either orally or in writing. Radiologix agrees that it will not criticize, defame or disparage Gleber to any third party, either orally or in writing. Radiologix agrees only to give neutral reference information about Gleber if requested by prospective employers.

11. Non-Competition and No Solicitation. For a period of twelve months from the Effective Date of this Agreement, Gleber will not, directly or indirectly, whether as an individual, employee, director, consultant, investor, stockholder, partner, agent, principal, lender or advisor, or in any other capacity whatsoever, and whether personally or through other persons:

(i) provide services to any person, firm, corporation or other business enterprise whose primary business involves (A) owning or operating diagnostic imaging centers or the provision of diagnostic imaging services, (B) providing administrative, management or other information services to radiology practices or (C) providing management services in the area of radiology, in each case unless she obtains the prior written consent of Radiologix. Radiologix conducts business across the entire United States and, thus, to enforce the covenants herein, the geographic area for purposes of this restriction is nationwide.

(ii) solicit business from, attempt to do business with, or do business with any customer of Radiologix with whom Radiologix transacted business within the preceding 12 months, and for which Gleber contacted, called on, serviced, did business with or had significant contact with during Gleber's employment with Radiologix.

(iii) solicit, or attempt to encourage or solicit, any individual to leave Radiologix's employ for any reason or interfere in any other manner with the employment relationships between Radiologix and its current or prospective employees or any employee who has been employed by Radiologix within ninety days preceding Gleber's termination.

(iv) directly or indirectly induce or attempt to induce any provider, payor, customer, supplier, distributor, licensee or other business relation of Radiologix to cease doing, or curtail, business with Radiologix or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and Radiologix.

If any restriction set forth in this paragraph is held to be unreasonable and/or unenforceable as written, Gleber and Radiologix agree that the restriction may be reformed to make it enforceable, and the restriction shall remain in full force and effect as reformed.

Gleber acknowledges that the restrictions contained in this paragraph in view of the nature of Radiologix's business, are reasonable and necessary to protect Radiologix's legitimate business interests and that any violation of this paragraph would result in irreparable injury to Radiologix, and that monetary damages may not be sufficient to compensate Radiologix for any economic loss which may be incurred by reason of breach of the foregoing restrictive covenants. In the event of a breach or a threatened breach by Gleber of any provision in this paragraph, Radiologix shall be entitled to a temporary restraining order and injunctive relief restraining Gleber from the commission of any breach, and to recover Radiologix's attorneys' fees, costs and expenses related to the breach or threatened breach. Nothing contained in this paragraph shall be construed as prohibiting Radiologix from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys' fees, and costs. The restrictions in this paragraph shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Gleber against Radiologix, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement.

If Gleber violates any of the restrictions contained in this paragraph, the restrictive period will be suspended and will not run in favor of Gleber from the time of the commencement of any violation until the time when Gleber cures the violation to Radiologix's satisfaction.

12. Breach of this Agreement. If a court of competent jurisdiction determines that either party has breached or failed to perform any part of this Agreement, the non-breaching party shall be entitled to injunctive relief to enforce the Agreement and the breaching party shall be responsible for paying the non-breaching party's costs and attorneys' fees incurred in enforcing the Agreement. This Section does not apply to any claims Gleber may have regarding the Age Discrimination in Employment Act.

13. Severability. Should any of the provisions of this Agreement be rendered invalid by a court or government agency of competent jurisdiction, the remainder of this Agreement shall, to the fullest extent permitted by applicable law remain in full force and effect.

14. No Admission. This Agreement shall not in any way be construed as an admission by either party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.

15. Confidentiality. Except as required by law or provided in this Agreement, each of the parties agrees to keep confidential the specific terms of this Agreement, and shall not disclose the terms of this Agreement or the circumstances of Gleber's resignation to any person except Gleber's spouse, the financial, tax and legal advisors of Gleber and Radiologix (and the executive officers and Board of Directors of Radiologix), or as necessary to enforce this Agreement. Any disclosure made hereunder shall be made only on the condition that the party to whom disclosure is made agrees to protect the confidentiality of the information disclosed. This Agreement may be disclosed in, or filed as an exhibit to, any filing required under any securities laws to be made by Radiologix.

16. Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Gleber: Carol A. Gleber

3010 Wren Lane

Richardson, Texas 75082

If to Radiologix: Radiologix, Inc.

Attention: General Counsel

2200 Ross Avenue

Suite 3600

Dallas, Texas 75201

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, telecopy (sent to Radiologix at 214-303-2777), telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth herein.

17. Counterpart Agreements. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

18. Choice of Law. This Agreement shall be deemed performable by all parties in, and venue shall be in the state or federal courts located in, Dallas County, Texas and the construction and enforcement of this Agreement shall be governed by Texas law without regard to its conflict of laws rules.

19. No Assignment of Claims. Gleber represents and warrants that she has not transferred or assigned to any person or entity any claim involving Radiologix or the Released Parties or any portion thereof or interest therein.

20. Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to the subject matter of this Agreement.

21. Binding Effect of Agreement. This Agreement shall be binding upon Gleber, Radiologix and their heirs, administrators, representatives, executors, successors, and assigns.

22. Time to Sign and Return Agreement. Gleber acknowledges and agrees that she first received the original of this Agreement on or before November 18, 2005. Gleber also understands and agrees that she has been given at least 21 calendar days from the date she first received this Agreement to obtain the advice and counsel of the legal representative of her choice and to decide whether to sign it. Gleber acknowledges that she has had the opportunity to seek the advice of her own counsel. Gleber understands that she may sign the Agreement at any time on or before the expiration of this 21-day period. Gleber also understands that for seven calendar days after she signs this Agreement she has the right to revoke it, and that this Agreement will not become effective and enforceable until after the expiration of this seven-day period in which she did not exercise her right of revocation. If Gleber revokes this Agreement, she will immediately pay to Radiologix all payments Radiologix made to her under this Agreement. Gleber specifically understands and agrees that any attempt by her to revoke this Agreement after the seven-day period has expired is, or will be, ineffective. Gleber represents and agrees that she has had the opportunity to thoroughly discuss all aspects and effects of this Agreement with her attorney, that she has had a reasonable time to review the Agreement, that she fully understands all the provisions of the Agreement and that she is voluntarily entering into this Agreement. By signing this Agreement, Gleber acknowledges the following:

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY. I FURTHER ACKNOWLEDGE THAT I AM AWARE OF MY RIGHTS TO REVIEW AND CONSIDER THIS AGREEMENT FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATE THAT BEFORE SIGNING THIS AGREEMENT, I HAVE EXERCISED THESE RIGHTS TO THE FULLEST EXTENT THAT I DESIRED.

/s/ Carol A. Gleber

CAROL A. GLEBER

RADIOLOGIX, INC.

By: /s/ Sami S. Abbasi

Name: Sami S. Abbasi

Title: Chief Executive Officer